SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2005

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As reported in Xcel Energy Inc.’s (the Company’s) Form 8-K filed on September 14, 2005, on September 9, 2005, the Company’s board of directors elected Richard H. Truly, 67, to fill a vacancy on the board of directors for a term expiring at the Company’s 2006 annual meeting of shareholders or until his successor is elected and duly qualified.  At that time, he was not named to any committees of the board of directors.  On October 19, 2005, the board of directors appointed Mr. Truly to serve on its Finance Committee and its Operations, Nuclear and Environmental Committee.  Also on October 19, 2005, the board of directors granted Mr. Truly a pro-rated portion of the stock equivalent units awarded annually to non-employee members of the board of directors under the Stock Equivalent Plan for Non-Employee Directors.  Mr. Truly was granted stock equivalent units valued at approximately $37,100, representing the pro-rated portion of the award for service from September 9, 2005 until the Company’s annual meeting of shareholders in 2006.

On October 19, 2005, Mr. Ralph R. Peterson, 61, a member of the Company’s board of directors since May 2004, announced his resignation from the board.  Mr. Peterson is Chairman and Chief Executive Officer of CH2M Hill Companies, Ltd.  From time to time, subsidiaries of the Company have engaged CH2M Hill Companies, Ltd. and its subsidiaries to provide limited engineering and construction technical services.  At all times during his tenure as a director of the Company, however, Mr. Peterson was an independent director, according to the listing standards of the New York Stock Exchange, as well as the Company’s Guidelines on Corporate Governance.

It is expected that subsidiaries of the Company will engage CH2M Hill Companies, Ltd. or its subsidiaries to provide more significant services.  Mr. Peterson resigned from the board to eliminate any actual and/or perceived conflicts between the interests of CH2M Hill Companies, Ltd. or its subsidiaries and the interests of the Company or its subsidiaries. Mr. Peterson also resigned to avoid the possibility that he would no longer qualify as an independent director of the Company.  Mr. Peterson’s resignation was effective upon acceptance, which occurred on October 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ CATHY J. HART
Cathy J. Hart
Vice President and Corporate Secretary

October 20, 2005